Exhibit 10.31

2014 Executive Annual Incentive Plan

On February 6, 2014, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Fortegra Financial Corporation (the “Company”) approved the Company’s 2014 Executive Annual Incentive Plan (the “AIP”) for which named executive officers employed by the Company may participate. For 2014, payouts to named executive officers in respect of awards under the AIP will be based on the extent of achievement of target levels of performance relating to corporate net revenue and corporate diluted adjusted earnings per share.

For 2014, AIP target award opportunities, as a percentage of base salary, are 50% of base salary for Messrs. Kahlbaugh and McCaw and 37.5% of base salary for Mr. Mascherin. The Compensation Committee also set target performance levels based on the 2014 approved Annual Operating Plan. In the event the target level of performance is achieved, the target award, as a percentage of base salary will be paid. The Compensation Committee reserved the discretion to determine the mix of equity and cash for any award payout under the AIP. Any annual incentive equity awards will be made pursuant to the Company’s 2010 Omnibus Incentive Plan and will have the vesting and other terms determined by the Compensation Committee at the time of grant.